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                                                                     Exhibit 4.1


                            PRINTCAFE SOFTWARE, INC.

                                    AMENDMENT

                          DATED AS OF FEBRUARY 26, 2003

                                       TO

                          STOCKHOLDERS RIGHTS AGREEMENT

                          DATED AS OF FEBRUARY 13, 2003

                        --------------------------------


          This AMENDMENT, dated as of February 26, 2003 (the "Amendment"), to the Stockholders Rights Agreement, dated as of February 13, 2003 (the "Rights Agreement"), by and between Printcafe Software, Inc. (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent").

                                    RECITALS

     The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     The Company, Electronics for Imaging, Inc., a Delaware corporation ("Parent"), and Strategic Value Engineering, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger, dated as of February 26, 2003 (as amended or supplemented from time to time, the "Merger Agreement"), pursuant to which Merger Sub shall be merged with and into the Company;

     Pursuant to Section 27 of the Rights Agreement, the Company, by action of its Board of Directors or any duly authorized committee thereof, may supplement and amend the Rights Agreement; and

     Pursuant to resolutions adopted on February 25, 2003, the Special Committee of the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. AMENDMENT OF SECTION 1.

     (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is amended by changing "15%" each time it occurs therein to "30%".



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     (b) The definition of "Acquiring Person" in Section 1(a) of the Rights
Agreement is amended by deleting subparagraph (iv) thereof in its entirety and replacing it with the following new subparagraph (iv):

          (iv) None of Parent, Merger Sub, or any of their Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of
     (1) the approval, execution or delivery of the Stockholders Agreement and/or the Merger Agreement, (2) the consummation of the Merger in accordance with the provisions of the Merger Agreement, (3) stockholder approval of the Merger Agreement, (4) the consummation of any other transaction to be effected pursuant to the Merger Agreement in accordance with the provisions thereof, or (5) any actions taken or effected pursuant to the Stockholders Agreement in accordance with the provisions thereof (including, without limitation, the grant or delivery of any irrevocable proxy or the voting of any shares of Common Stock, in each case in accordance with the provisions of the Stockholders Agreement).

     (c) Section 1 of the Rights Agreement is supplemented and amended by adding the following definitions in the appropriate locations therein:

          "Agreement" shall mean this Stockholders Rights Agreement, dated as of February 13, 2003, by and between the Company and the Rights Agent, as amended as of February 26, 2003, and as may be amended thereafter from time to time.

          "Merger" shall mean the merger of Merger Sub with and into the Company pursuant to the terms of the Merger Agreement.

          "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 26, 2003, by and among the Company, Parent and Merger Sub, as it may be amended, supplemented or replaced from time to time.

          "Merger Sub" shall mean Strategic Value Engineering, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

          "Parent" shall mean Electronics for Imaging, Inc., a Delaware corporation.

          "Stockholders Agreement" shall mean the Stockholders Agreement, dated as of February 26, 2003, by and among Parent, a Delaware corporation, and each of the stockholders of the Company that are party thereto, entered into and delivered in connection with the Merger Agreement.

     (d) The last sentence of Section 1(c) is amended to read in its entirety as follows:

          Notwithstanding anything in this definition of Beneficial Ownership to the contrary, (A) the phrase "then outstanding," when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the



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     number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding that such Person would be deemed to Beneficially Own hereunder; and (B) none of Parent, Merger Sub, or any of their Affiliates or Associates shall be deemed the Beneficial Owner of, or to Beneficially Own or to have Beneficial Ownership of the shares of Common Stock subject to the Stockholders Agreement solely by reason of (1) the approval, execution or delivery of the Stockholders Agreement and/or the Merger Agreement, (2) the consummation of the Merger in accordance with the provisions of the Merger Agreement, (3) stockholder approval of the Merger Agreement, or (4) any actions taken or effected pursuant to the Stockholders Agreement or the Merger Agreement in accordance with the provisions thereof (including, without limitation, the grant or delivery of any irrevocable proxy or the voting of any shares of Common Stock, in each case in accordance with the provisions of the Stockholders Agreement); PROVIDED, HOWEVER, that if the Stockholders Agreement is hereafter amended without prior approval of the Board of Directors, then this clause (B) of this Section 1(c) shall no longer be applicable or of any further force and effect.

     (e) The definition of "Stock Acquisition Date" in Section 1(z) of the Rights Agreement is amended by adding the following sentence at the end thereof:

     Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of (i) the approval, execution or delivery or public announcement of the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger in accordance with the provisions of the Merger Agreement or any public announcement relating thereto or (iii) the consummation of any other transaction to be effected pursuant to the Merger Agreement in accordance with the provisions thereof or any public announcement relating thereto.

     2. AMENDMENT OF SECTION 3(A). Section 3(a) of the Rights Agreement is amended to read in its entirety as follows:

          (a) Until the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date and (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of a majority of the Board of Directors prior to such time as any Person becomes an Acquiring Person and of which later date the Company will give the Rights Agent prompt written notice) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan maintained by the Company or any of its Subsidiaries or any trustee or fiduciary holding Voting Stock for, or pursuant to the terms of, any such plan, acting in such capacity) is first published or sent or given within the meaning of Rule 14d-4(a) of the Exchange Act Regulations or any successor rule, if upon consummation thereof such Person would be the Beneficial Owner of shares of Voting Stock representing 30% or more of the total Voting Power of the



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     aggregate of all shares of Voting Stock then outstanding (including any such date that is after the date of this Agreement and prior to the issuance of the Rights) (the earlier of (i) and (ii) above being the "DISTRIBUTION DATE"):

          (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for shares of Common Stock registered in the names of the holders of shares of Common Stock as of and subsequent to the Record Date (which certificates for shares of Common Stock shall be deemed also to be certificates for Rights) and not by separate rights certificates; and

          (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).

     Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of (i) the approval, execution or delivery of or public announcement of the approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger in accordance with the provisions of the Merger Agreement or any public announcement relating thereto or (iii) the consummation of any other transaction to be effected pursuant to the Merger Agreement in accordance with the provisions thereof or any public announcement relating thereto. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested and provided with all necessary information, send) by first-class, insured, postage prepaid mail, to each record holder of shares of Common Stock as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit A (the "RIGHTS CERTIFICATES"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(i) or
     Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company may make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates.

     3. AMENDMENT OF SECTION 7(A). Section 7(a) of the Rights Agreement is amended to read in its entirety as follows:

          (a) Prior to the earlier of (i) the Close of Business on February 13, 2013 (the "FINAL EXPIRATION DATE"), or (ii) immediately prior to the time at which the consummation of the Merger occurs, or (iii) the time at which the Rights are



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     redeemed as provided in Section 23 hereof, or (iv) the time at which the
     Rights are exchanged as provided in Section 24 hereof (the earlier of (i), (ii), (iii), and (iv) being the "EXPIRATION DATE"), the registered holder of any Rights Certificate may, subject to the provisions of Sections 7(e) and 9(c) hereof, exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price (as hereinafter defined) for the number of shares of Common Stock (or half (1/2) shares thereof or, if applicable, such other securities, cash or other assets, as the case may be) for which such surrendered Rights are then exercisable.

     4. AMENDMENT OF SECTION 11(A)(II). Section 11(a)(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:

     Notwithstanding anything in this Agreement to the contrary, none of (i) the execution, delivery or approval of the Merger Agreement, (ii) the consummation of the Merger in accordance with the provisions of the Merger Agreement or (iii) the consummation of any other transaction to be effected pursuant to the Merger Agreement in accordance with the provisions of the Merger Agreement shall cause the Rights to be adjusted or become exercisable in accordance with this Section 11(a)(ii).

     5. AMENDMENT OF SECTION 13(A). Section 13(a) of the Rights Agreement is amended by adding the following sentence at the end thereof:

     Notwithstanding anything in this Agreement to the contrary, none of (i) the execution, delivery or approval of the Merger Agreement, (ii) the consummation of the Merger in accordance with the provisions of the Merger Agreement or (iii) the consummation of any other transaction to be effected pursuant to the Merger Agreement in accordance with the provisions of the Merger Agreement shall be deemed an event of the type described in clauses
     (x), (y) or (z) of this Section 13(a) and shall not cause the Rights to be adjusted or exercisable in accordance with the terms of this Agreement.

     6. AMENDMENT OF SECTION 30. Section 30 of the Rights Agreement is amended by adding the following sentence at the end thereof:

     Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the execution, delivery or approval of the Merger Agreement or by virtue of the commencement or consummation of any of the transactions to be effected pursuant to the Merger Agreement in accordance with the provisions of the Merger Agreement.


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     7. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     8. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; PROVIDED, HOWEVER, that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

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     IN WITNESS WHEREOF, the undersigned have caused this amendment to be duly executed, all as of the date first above written.


                                     PRINTCAFE SOFTWARE, INC.


                                     By    /s/ Marc D. Olin
                                        ----------------------------------------
                                           Marc D. Olin
                                           President and Chief Executive Officer


                                     MELLON INVESTOR SERVICES LLC,
                                     AS RIGHTS AGENT



                                     By    /s/ Cynthia Pacolay
                                        ----------------------------------------
                                           Name: Cynthia Pacolay
                                           Title: Vice President